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                       March 1, 2021

       John R. Van Kirk
       Managing Director and Principal Accounting Officer
       North European Oil Royalty Trust
       5 N. Lincoln Street
       Keene, N.H. 03431

                                                        Re: North European Oil
Royalty Trust
                                                            Form 10-K for
fiscal year ended October 31, 2020
                                                            Filed on December
30, 2020
                                                            File No. 001-08245

       Dear Mr. Van Kirk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction